                                                                   EXHIBIT 10.20


                        CONFIDENTIAL TREATMENT REQUESTED
                 UNDER 17 C.F.R. SECTIONS 200.80(b)(4). 200.83
                       AND 240.24b-2. * INDICATES OMITTED
                       MATERIAL THAT IS THE SUBJECT OF A
                     CONFIDENTIAL TREATMENT REQUEST THAT IS
                     FILED SEPARATELY WITH THE COMMISSION.


                            ASSET PURCHASE AGREEMENT

This agreement (hereinafter, "Agreement"), effective as of December 19, 1997 (the "Effective Date"), is made by and between the following parties (which are collectively referred to in this Agreement as the "Parties"):

GEN-PROBE INCORPORATED, a Delaware Corporation, having a principal place of business at 10210 Genetic Center Drive, San Diego, CA 92121, U.S.A (hereinafter "Gen-Probe"); and

ISIS PHARMACEUTICALS, INC., a Delaware Corporation, having a principal place of business at Carlsbad Research Center, 2292 Faraday Avenue, Carlsbad, California 92008 (hereinafter "Isis")

                                    RECITALS

WHEREAS, Gen-Probe has decided to exit its business related to the research, development and production of phosphorothioate oligonucleotides as antisense therapeutic agents; and

WHEREAS, Isis has agreed to acquire from Gen-Probe, and Gen-Probe has agreed to sell to Isis, substantially all of such business;

NOW, THEREFORE, in consideration of the foregoing premises, mutual covenants and promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings set forth in this Article I unless the context otherwise requires. Words in the singular shall include the plural and vice versa.

1.1 "Acquired Assets" shall mean all right, title and interest in and to the assets listed on Schedule A attached hereto.

1.2 "Acquired Business" shall mean, collectively, the Acquired Assets and the Assumed Liabilities, which together represent substantially all the business of Gen-Probe related to the Transferred Products.

1.3 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it


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owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.4 "Assumed Liabilities" shall mean all liabilities and obligations with respect to the Acquired Assets which accrue or arise from and after the Closing, including without limitation all liabilities and obligations under the NTIS Agreements and the other agreements included within the Acquired Assets.

1.5 "Calendar Half Year" shall mean, for each calendar year, the six months ending June 30th and December 31st of such year, without regard to whether such dates are otherwise business days.

1.6 "Calendar Year" shall mean any calendar year commencing on January 1 and ending on December 31; provided, however, that the 1997 Calendar Year shall be the period commencing on the date hereof and ending on December 31, 1997.

1.7   "Closing" shall have the meaning set forth in Section 2.5 below.

1.8 "Collaborative Partner" shall mean, with respect to Isis, any Third Party that is a party to any drug discovery, development or commercialization collaboration agreement or arrangement with Isis.

1.9 "Exchange Rate" shall mean, with respect to any amount to be converted from a foreign currency to U.S. Dollars hereunder, at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the Calendar Half Year preceding the applicable Calendar Half Year. Such payments shall be without deduction of exchange, collection, or other charges.

1.10 "Field" shall mean the research, development, production, marketing, and distribution of phosphorothioate oligonucleotides as antisense therapeutic agents.

1.11 "First Commercial Sale" shall mean the initial transfer by Isis of a Transferred Product for value to a Third Party and not for demonstration, certification, testing or promotional purposes.

1.12 "Gen-Probe Licensed Patents" shall mean the patents and patent applications set forth in Exhibit D, which is hereby incorporated by reference into this Agreement, together with all patents, foreign and domestic, that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention; and all divisionals, continuations, continuations-in-part, reissues, renewals, re-examination, extensions or additions to any such patents


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and patent applications; all to the extent and only to the extent that Gen-Probe has the right to grant licenses, immunities or other rights thereunder as of the date of this Agreement.

1.13 "Gen-Probe Net Sales" shall mean that portion of the Net Sales that is attributable to Gen-Probe Products of the amount billed or invoiced on sales of any Transferred Products sold in or made in the territory, with no deduction for corporate taxes and/or franchise or corporate income taxes, (for any Transferred Product transferred for consideration other than cash, except Gen-Probe Products transferred for research, clinical trials, compassionate use programs or marketing samples, the sales price shall be deemed to be the average price at which identical Transferred Products were sold by Isis, its sublicensees, Collaborative Partners or its Affiliates in such country during such Calendar Half Year in "arms-length" transactions) less:

            (a) Customary trade, quantity or cash discounts and nonaffiliated brokers' or agents' commissions actually allowed and taken;

            (b) Amounts repaid or credited by reason of rejections, recalls or returns;

            (c) Any freight or other transportation costs, insurance charges, duties, tariffs and all sales and excise taxes and other governmental charges based directly on sales or turnover or delivery of material produced under this Agreement.

1.14 "Gen-Probe Product" shall mean a product in the Field that falls within the scope of one or more Valid Claims of the Gen-Probe Licensed Patents.

1.15 "NTIS Agreements" shall mean, collectively, the following three agreements, appended hereto as exhibits and hereby made a part of this
Agreement:

            (a) the Settlement Agreement dated on or about October 17, 1995 among the Public Health Service, Lynx Therapeutics, Inc., Genta, Inc., and Gen-Probe (attached hereto as Exhibit A);

            (b) the Amended License Agreement dated on or about October 17, 1995 between the Public Health Service and Gen-Probe (attached hereto as Exhibit B); and

            (c) the Second License Amendment dated on or about July 24, 1996 between the Public Health Service and Gen-Probe (attached hereto as Exhibit C).

1.16  "NTIS Licensed Patents" shall mean:

            (a) U.S. patent applications and patents listed in Exhibit E, all divisions and continuations of these applications, all patents issuing from such


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applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

            (b) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in (a) above: i) continuations-in-part of (a) above; ii) all divisions and continuations of these continuations-in-part, divisions, and continuations; iii) all patents issuing from such continuations-in-part, divisions, and continuations; and iv) any reissues, reexaminations, and extensions of all such patents;

            (c) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in (a) above: all counterpart foreign applications and patents to (a) and (b) above, including those listed in Exhibit D.

NTIS Licensed Patents shall also include (b) or (c) above to the extent that they contain one or more claims directed to new matter which is not subject matter disclosed in (a) above.

1.17 "NTIS Product" shall mean a phosphorothioate oligodeoxyribonucleotide composition and a carrier, or any other substance or composition of matter, encompassed within the scope of a claim in a patent within the NTIS Licensed Patents.

1.18 "Net Sales" shall mean the amount billed or invoiced on sales of any NTIS Products sold in or made in the Territory, with no deduction for corporate taxes and/or franchise or corporate income taxes, (for any NTIS Product transferred for consideration other than cash, except NTIS Product transferred for research, clinical trials, compassionate use programs or marketing samples, the sales price shall be deemed to be the average price at which identical NTIS Product were sold by Isis, its sublicensees, Collaborative Partners or its Affiliates in such country during such Calendar Half Year in "arms-length" transactions) less:

            (a) Customary trade, quantity or cash discounts and nonaffiliated brokers' or agents' commissions actually allowed and taken;

            (b) Amounts repaid or credited by reason of rejections, recalls or returns;

            (c) Any freight or other transportation costs, insurance charges, duties, tariffs and all sales and excise taxes and other governmental charges based directly on sales or turnover or delivery of material produced under this Agreement.

1.19 "Person" shall mean an individual, corporation, limited liability company, partnership, trust, business trust, association, joint stock company, joint venture,


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pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.20 "Territory" shall mean all countries in which an NTIS Licensed Patent or a Gen-Probe Licensed Patent subsists.

1.21 "Third Party" shall mean, with respect to a Party, any corporation or other business entity that is not an Affiliate of such Party.

1.22 "Transferred Products" shall mean, collectively, NTIS Products and GenProbe Products.

1.23  "U.S. Dollar" shall mean the United States dollar.

1.24 "Valid Patent Claim" shall mean either: (a) a claim of an issued and unexpired patent included within the Gen-Probe Licensed Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or
(b) a claim of a pending patent application included within the Gen-Probe Licensed Patents, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

                                   ARTICLE 11
                                 THE TRANSACTION

2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Isis agrees to purchase from Gen-Probe, and Gen-Probe agrees to sell, transfer, convey, assign and deliver to Isis, all of the Acquired Assets at the Closing for the consideration specified below in Article IV.

2.2 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Isis agrees to assume and fully discharge in a due and timely manner all of the Assumed Liabilities from and after the Closing. Isis will not assume or have any responsibility, however, with respect to any other obligation or liability of Gen-Probe not included within the definition of Assumed Liabilities

2.3 Cooperation. Gen-Probe and Isis shall cooperate to obtain all necessary or appropriate NIH approvals respecting the assignment set forth in this Article II.

2.4   Warranties.

      2.4.1 Gen-Probe warrants that the NTIS Agreements and licenses are current and in good standing, including but not limited to, full payment of all fees and other monetary obligations up to and including December 31, 1997.


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      2.4.2 Gen-Probe warrants that it is transferring all of its right and interests in the NTIS Agreements.

2.5 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on or about December 19, 1997, but in no event later than December 29, 1997.

                                   ARTICLE III
                                      GRANT

3.1 License Grant. Subject to the terms and conditions set forth herein, at the Closing, Gen-Probe shall grant to Isis and its Affiliates an exclusive, perpetual license within the Field to the Gen-Probe Licensed Patents, to make, have made, use, import, have sold and sell Gen-Probe Products.

3.2 Limitation of Rights. Isis acknowledges that its rights under Gen-Probe Licensed Patents are limited to those expressly granted herein and that Isis is not granted the right to sell, transfer, or otherwise make available to Third Parties the Gen-Probe Licensed Patents or any products other than Gen-Probe Products.

3.3   Sublicensing. The license rights granted by Gen-Probe to Isis under this
Article III may be sublicensed by Isis only with the prior written consent of Gen-Probe, which consent shall not be unreasonably withheld, and only to its Affiliates, Collaborative Partners or suppliers (subject to all of the limitations and restrictions contained herein) in connection with the development, design or supply of products, components or materials to Isis or its Affiliates for or in connection with the activities licensed under this
Article 3.

                                   ARTICLE IV
                                  CONSIDERATION

      As consideration for the sale of the Acquired Business and the license to the Gen-Probe Licensed Patents granted herein, Isis agrees:

            (1) to pay Gen-Probe (*) at the Closing, contingent upon receiving no objections to the sale from NTIS, NIH, Public Health Service and/or any other government agency before Closing.

            (2)   to pay Gen-Probe further contingent consideration equal to
(          *        ) made by Isis and/or its Affiliates, Collaborative Partners and sublicensees; and,


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                                               *CONFIDENTIAL TREATMENT REQUESTED

            (3)   to pay Gen-Probe further contingent consideration equal to
(          *        ) made by Isis, and/or its Affiliates, Collaborative
Partners, and its permitted sublicensees.

By way of example and for avoidance of doubt, the highest contingent consideration Gen-Probe could receive is 2% if a product used both NTIS Licensed Patents and the Gen-Probe Licensed Patents.

                                    ARTICLE V
                             REPORTS AND ACCOUNTING

5.1 Records. During the term of this Agreement, Isis shall keep, and cause its Affiliates and permitted licensees and sublicensees to keep, complete and accurate records in sufficient detail to property reflect all gross sales, Net Sales, and Gen-Probe Net Sales and to enable the contingent consideration payable hereunder to be determined. Such records shall be maintained for at least thirty-six (36) months after the payment to which the records apply has been made.

5.2 Reports. Isis agrees to submit to Gen-Probe, within sixty (60) days after each Calendar Half Year ending June 30th and December 31st, reports setting forth for the preceding six (6) month period the amount of Transferred Product sold or otherwise disposed of (except Transferred Product scrapped prior to shipment from its place of manufacture) for value by Isis and its included Affiliates, Collaborative Partners, licensees and sublicensees in the Territory, the Net Sales and Gen-Probe Net Sales thereof, and the amount of contingent consideration due thereon; and with each such report, Isis agrees to pay the amount of such contingent consideration due. If no such contingent consideration is due to Gen-Probe for any report period, the written report shall so state.

5.3   Audits.

      5.3.1 Upon the written request of Gen-Probe and not more than once in each Calendar Year, Isis shall permit an independent certified public accounting firm, selected by Gen-Probe, at Gen-Probe's expense, to have access during normal business hours to such of the records of Isis as may be reasonably necessary to verify the accuracy of the contingent consideration reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request.

      5.3.2. If such accounting firm concludes that additional contingent consideration was owed during such period, Isis shall pay the additional contingent consideration within thirty (30) days of the date Gen-Probe delivers to Isis such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Gen-Probe; provided, however, that if any


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                                               *CONFIDENTIAL TREATMENT REQUESTED
audit performed under this Section reveals an underpayment in excess of five percent (5%) in any Calendar Half Year, Isis shall bear the full cost of such audit.

      5.3.3 Isis shall include in each sublicense of the Gen-Probe Licensed Patents and the NTIS Patents granted by it pursuant to this Agreement, a provision requiring the sublicensee, to make reports to Isis and to keep and maintain records of sales made pursuant to such sublicense. Isis shall grant Gen-Probe's accountant access to all sublicensee records maintained by Isis pursuant to Section 5.3.1.

5.4 Confidential Financial Information. Gen-Probe shall treat all financial information subject to review under this Article V or under any sublicense agreement as confidential, and shall require its accounting firm to retain all such financial information in confidence.

                                   ARTICLE VI
                                    PAYMENTS

6.1 Payment Terms. Contingent consideration shown to have accrued by each report provided for under Article V above shall be due and payable on the date such report is due. Payment of contingent consideration in whole or in part may be made in advance of such due date.

6.2 Payment Method. Except as provided in this Section 6.2, all payments by Isis to Gen-Probe under this Agreement shall be paid in U. S. Dollars at the Exchange Rate, and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as Gen-Probe shall designate before such payment is due. Upon Gen-Probe's election made in writing not less than thirty (30) days prior to any payment date, Isis shall pay all contingent consideration owing to Gen-Probe hereunder in the currency in which such contingent consideration accrued, without conversion into U. S. Dollars.

6.3 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all contingent consideration with respect to any country where the Transferred Products are sold, payment shall be made through such lawful means or methods as Gen-Probe reasonably shall determine.

6.4 Late Payments. Any payments by Isis that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at an annual rate of two percentage points above the annual prime rate of interest most recently declared by Wells Fargo Bank (or its successor), calculated based on the number of days that payment is delinquent.


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                                   ARTICLE VII
                                 CONFIDENTIALITY

Gen-Probe and Isis shall not disclose, except as required elsewhere in this Agreement, any terms or conditions of this Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, within thirty (30) days after execution of the Agreement, Isis and Gen-Probe shall agree upon the substance of information that can be used to describe the terms of this transaction and the timing of any release of said agreed upon information, and Isis and Gen-Probe may disclose such information only in conformance with this agreed upon timing and substance.

                                  ARTICLE VIII
                         PATENTS AND PATENT APPLICATIONS

8.1 Prosecution and Maintenance. Gen-Probe shall be responsible for and shall control, at its sole discretion and expense, the preparation, filing, prosecution, defense and maintenance of all patents and patent applications included in the Gen-Probe Licensed Patents. Gen-Probe shall be under no obligation to prosecute, defend and/or maintain any of the Gen-Probe Licensed Patents. Should Gen-Probe elect not to prosecute, defend and/or maintain any Gen-Probe Licensed Patent for which Isis has been granted an exclusive license under Article III herein, Gen-Probe shall provide Isis with sixty (60) days notice of such decision and Isis shall have the right, with notification in writing to GenProbe within thirty (30) days of receiving Gen-Probe's notice, to choose to defend, prosecute and/or maintain such Gen-Probe Licensed Patents at Isis's sole expense. Gen-Probe agrees to cooperate with Isis in such action. If Isis does not respond within thirty (30) days, Gen-Probe shall have no further obligation or duty with regard to the subject patents.

8.2 Notification of Infringement. Isis shall notify Gen-Probe, within two (2) weeks of Isis receiving notification or knowledge, of any infringement known to Isis of the Gen-Probe Licensed Patents and shall provide Gen-Probe with the available evidence, if any, of such infringement.

8.3 Enforcement of Patent Rights. Gen-Probe, at its sole expense, shall have the right to determine the appropriate course of action to enforce the Gen-Probe Licensed Patents or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Gen-Probe Licensed Patents, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Gen-Probe Licensed Patents. Isis shall fully cooperate with Gen-Probe in the planning and execution of any action to enforce the Gen-Probe Licensed Patents. Should Gen-Probe elect not to take action to enforce the Gen-Probe Licensed Patents or otherwise abate the infringement thereof, Gen-Probe shall provide Isis with notice of such decision within sixty
(60) days of such decision,


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and then Isis shall, at its sole expense, have the right to enforce the
Gen-Probe Licensed Patents as Isis determines is appropriate, provided, however, that all pleadings, discovery, motion practice and responses thereto relating to the construction of patent claims, or application of prior art thereto, shall be submitted to Gen-Probe for its review and timely approval before being filed in any such action or proceeding and, provided further, that Isis shall keep Gen-Probe reasonably informed of developments in such action or proceeding.

                                   ARTICLE IX
                            DISCLAIMER OF WARRANTIES

9.1 THE NTIS LICENSED PATENTS AND THE GEN-PROBE LICENSED PATENTS, TO THE EXTENT LICENSED HEREUNDER, ARE PROVIDED ON AN "AS IS" BASIS AND GEN-PROBE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE WARRANTIES WHICH APPEAR IN SECTION 2.4, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, GEN-PROBE MAKES NO REPRESENTATIONS OR WARRANTIES:

      (a)   OF COMMERCIAL UTILITY;

      (b)   OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE;

      (c) OF THE VALIDITY OR SCOPE OF ANY PATENT WITHIN THE NTIS LICENSED PATENTS OR THE GEN-PROBE LICENSED PATENTS;

      (d) THAT THE PRACTICE OF THE NTIS LICENSED PATENTS OR THE GEN-PROBE LICENSED PATENTS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF THIRD PARTIES; OR

      (e) THAT THE NTIS LICENSED PATENTS OR THE GEN-PROBE LICENSED PATENTS ARE FREE FROM INFRINGEMENT BY THIRD PARTIES.

9.2   NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS:

      (a) AN OBLIGATION TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT;

      (b) AN OBLIGATION OF GEN-PROBE TO MAINTAIN ANY PATENT OR CONTINUE TO PROSECUTE ANY PATENT APPLICATION INCLUDED WITHIN THE NTIS LICENSED PATENTS OR THE GEN-PROBE LICENSED PATENTS IN ANY COUNTRY;


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      (c)   AN OBLIGATION OF EITHER PARTY TO FURNISH ANY CONFIDENTIAL
INFORMATION OR KNOW-HOW TO THE OTHER PARTY EXCEPT AS SPECIFIED HEREIN;

      (d) CREATING ANY AGENCY, PARTNERSHIP, JOINT VENTURE OR SIMILAR RELATIONSHIP BETWEEN GEN-PROBE AND ISIS; OR

      (e) CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE, AGREEMENT, IMMUNITY OR RIGHT UNDER ANY PATENT OF GEN-PROBE OTHER THAN THOSE SPECIFIED IN THIS AGREEMENT.

9.3 GEN-PROBE SHALL NOT BE LIABLE TO ISIS, ISIS' SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ARISING FROM THE USE OF THE NTIS LICENSED PATENTS OR THE GEN-PROBE LICENSED PATENTS, OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

                                    ARTICLE X
                              TERM AND TERMINATION

10.1 Term. Unless sooner terminated as provided herein, this Agreement shall begin on December 19, 1997 and shall remain in effect until the last payment of the final contingent payment owed on the last to expire of the NTIS Licensed Patents and the Gen-Probe Licensed Patents, unless earlier terminated as provided in this Article X.

10.2 Termination for Cause. Except as otherwise provided in Article XII, either party may terminate the Agreement upon or after the breach of any material provision of the Agreement by the other party if the other party has not cured such breach within thirty (30) days after notice thereof by the non-breaching party, unless the breach is not curable within thirty (30) days in which case breaching party must be taking reasonable and timely steps to cure said breach. In the event that after the Closing, either party terminates this Agreement under this Article X, the provisions listed in Section 10.4 shall survive such termination and such termination shall not affect (i) the assignment and assumption of the Acquired Business pursuant to Article 11, (ii) the obligation of Isis to continue paying contingent consideration to Gen-Probe pursuant to Articles IV, V and VI, or (iii) Isis's indemnification and insurance obligations pursuant to Article XI.

10.3 Termination by the Public Health Service. In the event that the Public Health Service terminates the Amended License Agreement in accordance with
Article XI of the Amended License Agreement, all rights assigned herein with respect to such Amended License Agreement and all duties assumed by either party with respect to such Amended License Agreement only and not with respect to any other obligation hereunder, shall terminate effective as of the date


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of termination by the Public Health Service. Gen-Probe shall have no liability for such termination, except as specifically set forth in this Agreement, or for any action taken by any other co-exclusive licensee of the NTIS Licensed Patents.

10.4 Survival. Upon the expiration or termination of this Agreement, the following provisions of this Agreement shall survive: Articles I, II, IV, V, VI, VII, IX, X, XI, XII and XIV.

                                   ARTICLE XI
                          INDEMNIFICATION AND INSURANCE

11.1 Indemnification-Isis. Isis shall indemnify and hold Gen-Probe harmless from all claims, demands, liabilities, product liability, damages and expenses, including attorneys' fees and costs arising out of any breach of the Agreement by Isis, including but not limited to, manufacturing, use or sale of the Transferred Products or any act or omission of Isis, its Affiliates or sublicenses in connection with its activities contemplated by the Agreement.

11.2 Indemnification-Gen-Probe. Gen-Probe shall indemnify and hold Isis harmless from all claims, demands, liabilities, damages and expenses, including attorneys' fees and costs arising out of any breach of the Agreement by Gen-Probe, including a breach of Gen-Probe's representation that it is transferring substantially all of the business of Gen-Probe related to NTIS Products to Isis ("Transfer Representation").

11.3 Insurance. Isis shall procure and maintain in full force and effect, at all times during the term of this Agreement, the following insurance through companies rated no less than B+ VII under Best's most recent rating guide:

            Comprehensive General Liability and Product Liability insurance covering the research, development, manufacture and sales of Transferred Products by Isis with a combined single limit of Five Million Dollars for bodily injury, death and property damage. Said liability insurance policy shall name as additional insured Gen-Probe Incorporated. Said liability insurance shall recognize and insure performance by Isis of the indemnity provisions, to the extent possible, herein contained in such amount as is stated herein, which insurance shall name Gen-Probe as an additional insured. Isis shall maintain such insurance for so long as it continues to research, develop, manufacture or sell any Transferred Products, and thereafter for so long as Isis maintains insurance for itself covering such research, development, manufacture or sales.

      No later than thirty (30) days after execution of this Agreement, Isis shall provide Gen-Probe with a valid certificate of insurance confirming purchase of said insurance and the inclusion of Gen-Probe Incorporated as an additional


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
insured. The certificate will further confirm that at least thirty (30) days prior written notice will be furnished to Gen-Probe by the insurer before any material change, cancellation, or non-renewal of the policy. It is further agreed that any coverage extended by reason of this paragraph shall be primary and that any similar insurance maintained by Gen-Probe for its own protection shall be secondary or excess and not contributing insurance.

                                  ARTICLE XII
                                  ARBITRATION

      Any controversy, claim or dispute existing out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration in San Diego County, State of California and any judgment upon the award rendered by arbitration may be entered in any Court having jurisdiction. If arbitration is necessary pursuant to this paragraph, the Parties shall agree upon a single arbitrator. If the Parties are unable to agree on an arbitrator, then they will obtain nominations of three potential arbitrators from JAMS/Endispute and each party will have the right to strike one candidate's name from the list. JAMS/Endispute will then designate the arbitrator. Any arbitration award shall also include, but shall not be limited to, any and all court or arbitration costs, attorney fees and any other costs or charges reasonably necessary to adjudicate the controversy, in addition to any and all damages deemed fair by the Arbitrator(s). Nothing contained herein shall deprive any party of its right to obtain injunctive or other equitable relief.

                                  ARTICLE XIII
                                  FORCE MAJEURE

      Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay, other than the payment of money, is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other party.

                                   ARTICLE XIV
                                  MISCELLANEOUS

14.1 Notices. Any consent, notice or report required or permitted to be given or made under the Agreement by one of the Parties hereto to the other party shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, prepaid registered or certified mail or courier), prepaid registered or certified mail or courier, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in the Agreement) shall be effective upon delivery to the addressee as confirmed by written proof of receipt.

If to Gen-Probe:
        Gen-Probe Incorporated
        10210 Genetic Center Drive
        San Diego, California 92121
        Attention: President
        Facsimile: (619) 410-8901
        cc: General Counsel

If to Isis:
        Isis Pharmaceuticals, Inc.
        Carlsbad Research Center
        2292 Faraday Avenue
        Carlsbad, California 92008
        Attention: President
        Facsimile: (619) 931-9639
        cc:  General Counsel

14.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of law principles. The Parties hereby consent to the venue and jurisdiction of such laws and courts.

14.3 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, with prompt written notice to the other party of any such assignment.

14.4 Irreparable Harm. The Parties agree that irreparable damage will occur in the event that the provisions of Articles II, III and VII are not specifically enforced. In the event of a breach or threatened breach of any such provisions, the parties agree that the non-breaching party shall, in addition to all other remedies, be entitled to temporary or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy and without the necessity of posting any bond, and/or a decree for specific performance, in accordance with the provisions hereof.

14.5 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions, shall be valid unless made in writing and signed by authorized representatives of both Parties.

14.6 Attorneys' Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys' fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such acting is prosecuted to judgment.

14.7 Entire Agreement. This Agreement embodies the entire understanding between the Parties and supersedes any prior understanding and agreements between them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the Parties relating to the subject matter of this Agreement which are not fully expressed herein.

14.8 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

14.9 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

14.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties have hereunto have affixed their authorized signatures.


GEN-PROBE INCORPORATED                  ISIS PHARMACEUTICALS, INC.

By:    H.L. NORDHOFF                        By:   B. LYNNE PARSHALL
       ---------------------------              ----------------------------

Name:  H.L. Nordhoff                        Name: B. Lynne Parshall
       ---------------------------              ----------------------------

Title: CEO                                  Title: EXECUTIVE VICE PRESIDENT
       ---------------------------              ----------------------------

                                   SCHEDULE A

                                "ACQUIRED ASSETS"

* The NTIS Agreements and all rights thereunder in and to the NTIS Licensed Patents;

* Any sublicenses granted with respect to the NTIS Agreements, any rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

* All records, ledgers, files, documents, correspondence, lists, drawings, and specifications, studies, reports, and other printed or written materials related to the NTIS Agreements in Gen-Probe's possession which postdate the Amended License Agreement between Gen-Probe and the Public Health Service;

* Tangible personal property (including machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts), if any, used by Gen-Probe exclusively to research, develop and produce the Transferred Products;

* Accounts, notes, and other receivables, if any, owed to Gen-Probe solely in connection with the research, development and production of the Transferred Products; and

* Any good will associated with Gen-Probe's business related to the Transferred Products.

                                    EXHIBIT A


                     [*CONFIDENTIAL TREATMENT REQUESTED FOR

                          ENTIRE CONTENTS OF EXHIBIT A]

                                    EXHIBIT B


                     [*CONFIDENTIAL TREATMENT REQUESTED FOR

                          ENTIRE CONTENTS OF EXHIBIT B]

                                    EXHIBIT C


                     [*CONFIDENTIAL TREATMENT REQUESTED FOR

                          ENTIRE CONTENTS OF EXHIBIT C]

                                    EXHIBIT D


                           GEN-PROBE LICENSED PATENTS

                                    EXHIBIT D

1. OLIGONUCLEOTIDES WITH ACTIVITY AGAINST HUMAN IMMUNODEFICIENCY VIRUS (U.S. Application Serial No. 08/094,390, filed 7/19/93 - abandoned) Continuation-In-Part Application filed 7/19/94, Serial No. 08/279,751 - Issued 5/13/97 as Patent No. 5,629,413 - expires 5/13/2014

2.    (        *         )

3. COMPOUNDS AND METHODS OF INHIBITING PROPAGATION OF HUMAN IMMUNNODEFICIENCY VIRUS
      (U.S. Application Serial No. 08/277,857, filed 7/19/94 - Allowed - Awaiting Issuance)

4.    (        *         )

5. ENZYMATIC SYNTHESIS OF OLIGONUCLEOTIDES; USING DIGESTIBLE TEMPLATES (U.S. Application Serial No. 08/484,519, filed 6/7/95 - pending)

6.    ENZYMATIC SYNTHESIS OF A PLURALITY OF OLIGONUCLEOTIDES FROM A SINGLE
      TEMPLATE
      (U.S. Application Serial No. 08/484,668, filed 6/7/95, abandoned and File-Wrapped as 08/850,951, filed 5/5/97 - pending)

7. THE USE OF RESTRICTION ENDONUCLEASE SEQUENCES USEFUL FOR CLEAVING PHOSPHOROTHIOATE OLIGONUCLEOTIDES
      (U.S. Application Serial No. 08/484,816, filed 6/7/95 - Issued 7/29/97 as Patent No. 5,652,126 - expires 6/7/2015)

8. ENZYMATIC SYNTHESIS OF PHOSPHOROTHIOATE OLIGONUCLEOTIDES USING RESTRICTION ENDONUCLEASES
      (U.S. Application Serial No. 08/476,625, filed 6/7/95 - Allowed -
      Awaiting Issuance)

9. ENZYMATIC SYNTHESIS OF OLIGONUCLEOTIDES USING 3'-RIBONUCLEOTIDE PRIMERS (U.S. Application Serial No. 08/477,228, filed 6/7/95, abandoned and File-Wrapped on 10/10/97 - Serial No. to be assigned - pending)

      a.) TEMPLATE AND PRIMER BASED SYNTHESIS OF ENZYMATICALLY CLEAVABLE OLIGONUCLEOTIDES
            (Consolidated European Application - Nos. 5, 6, 7, 8 & 9) - EPO Publication No. EPO 747 479 - published 12/11/96

10.   OLIGONUCLEOTIDES SPECIFIC FOR CYTOKINE SIGNAL TRANSDUCER GP130 MRNA
      (U.S. Application Serial No. 08/476,634, filed 6/7/95 - Issued 10/7/97 as Patent No. 5,674,995 - expires 6/7/2015)
      10/3/97 a Continuation Application was filed claiming priority to 08/476,634, Serial No. to be assigned

11. METHOD FOR INHIBITING CELLULAR PROLIFERATION USING ANTISENSE OLIGONUCLEOTIDES TO GP13O MRNA
      (U.S. Application Serial No.08/484,518, filed 6/7/95 - allowed - awaiting issuance)

      a. OLIGONUCLEOTIDES SPECIFIC For CYTOKINE SIGNAL TRANSDUCER GP13O MRNA (Consolidated European Application - Nos. 10 & 11)
            EPO Publication No. EPO 747 480, published 12/11/96

12. OLIGONUCLEOTIDES SPECIFIC FOR INTERLEUKIN 6 RECEPTOR MRNA AS INHIBITORS OF DISEASE - ASSOCIATED CELLULAR PROLIFERATION
      (U.S. Application Serial No. 08/484,666, filed 6/7/95 - Abandoned)

13. METHOD FOR INHIBITING CELLULAR PROLIFERATION USING ANTISENSE OLIGONUCLEOTIDES TO INTERLEUKIN-6 RECEPTOR MRNA
      (U.S. Application Serial No. 08/486,408, filed 6/7/95 - Allowed - Awaiting Issuance) - Considering filing a Continuation Application before issuance

      a. METHOD AND ANTISENSE OLIGONUCLEOTIDES TO INTERLEUKIN-6 RECEPTOR MRNA FOR INHIBITING CELLULAR PROLIFERATION
            (Consolidated European Application - Nos. 12 & 13)
            EPO Publication No. EPO 747 386, published 12/11/96

                                    EXHIBIT E


                              NTIS LICENSED PATENTS

                                    EXHIBIT E

United States

U.S. Patent Application 07/030,073 (now abandoned), filed on March 25, 1987 and entitled "Phosphorothioated Analogues of Oligodeoxyribonucleotides as Inhibitors for the Replication and Cytopathic Effects of HTLV-III"

U.S. Patent 5,276,019 (filed on October 17, 1988 as U.S. Patent Application
  07/159,017, which is a continuation-in-part of U.S. Patent Application 07/030,073), issued on January 4, 1994 and entitled "Inhibitors for Replication of Retroviruses and for the Expression of Oncogene Products"

U.S. Patent 5,268,717 (filed on November 16, 1992 as U.S. Patent Application
  07/976,777, which is a divisional of U.S. Patent Application 07/159,017), issued on February 15, 1994 and entitled "Inhibitors for Replication of Retroviruses and for the Expression of Oncogene Products"

U.S. Patent 5,264,423 (filed on November 16, 1992 as U.S. Patent Application
  07/976,733, which was a continuation of U.S. Patent Application 07/159,017), issued on November 23, 1993 and entitled "Inhibitors for Replication of Retroviruses and for the Expression of Oncogene Products"

Foreign

PCT/US88/01024 filed on March 24, 1988

Australia - 15717/88

Canada - 562318

EPO - 88302617.1

Israel - 85827

Japan - Sho 63-503266